Exhibit 8.1

List of Subsidiaries

Subsidiary*	Year of Incorporation	Jurisdiction of Incorporation
Hoshin GigaMedia Center Inc.	1998	Taiwan
GigaMedia (HK) Limited	2004	Hong Kong
GigaMedia International Holdings Limited	2004	British Virgin Islands
Cambridge Entertainment Software Limited	2004	British Virgin Islands
FunTown World Limited	2005	British Virgin Islands
GigaMedia Online Entertainment Corp.	2009	Cayman Islands
FunTown Hong Kong Limited	1999	Hong Kong
Cambridge Interactive Development Corporation	1997	U.S.A.
Internet Media Licensing Limited	2005	British Virgin Islands
GigaMedia Freestyle Holdings Limited	2009	British Virgin Islands
GigaMedia Capital Limited	2007	British Virgin Islands
GigaMedia (Labuan) Limited	2005	Labuan
Leisure Alliance Sdn. Bhd.	2009	Malaysia
GigaMedia Cloud Services Co. Ltd.	2011	Taiwan
GigaMedia Development Corporation	2013	Taiwan
FingerRockz Co. Ltd.	2012	Taiwan
Gaminfinity Publishing Co. Ltd.	2013	Taiwan
Play2gether Digital Technology Co. Ltd.	2013	Taiwan
PerfectPairs Gaming Co. Ltd.	2013	Taiwan

*	Includes significant subsidiaries of GigaMedia Limited only.

1